Exhibit 99.1

Press Release For Further Information Contact:

INVESTORS:	MEDIA:
Byron Purcell	Susan Henderson
(717) 975-5809	(717) 730-7766

FOR IMMEDIATE RELEASE

Rite Aid Responds to Notice of Non-Compliance with NYSE Trading Share Price Listing Standard Rules

CAMP HILL, PA (Jan. 4, 2019) — Rite Aid Corporation (NYSE: RAD) announced today that the New York Stock Exchange (NYSE) has notified the company that it is no longer in compliance with NYSE continued listing standard rules because the per share trading price of its common stock has fallen below the NYSE’s share price rule. The NYSE requires the average closing price of a listed company’s common stock to be at least $1.00 per share over a consecutive 30 trading-day period.

Rite Aid said it received written notification of the non-compliance on Jan. 3, 2019. In accordance with the NYSE’s rules, Rite Aid has six months from the receipt of the notice to regain compliance with the NYSE’s price condition or until the company’s next annual meeting of stockholders if stockholder approval is required, as would be the case to effectuate a reverse stock split, to cure the share price non-compliance. During this time period, Rite Aid’s common stock will continue to be listed and trade on the NYSE as usual. Rite Aid is in compliance with all other NYSE continued listing standard rules.

Rite Aid intends to pursue measures to cure the share price non-compliance, including through a reverse stock split of the company’s common stock, subject to stockholder approval no later than at Rite Aid’s next annual meeting, if such action is necessary to cure the share price non-compliance.

Under NYSE rules, Rite Aid can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period Rite Aid has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period.

Rite Aid Corporation is one of the nation’s leading drugstore chains with fiscal 2018 annual revenues of $21.5 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

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